As filed with the Securities and Exchange Commission on June 1, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aaron’s, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	58-0687630
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Galleria Parkway SE, Suite 300

Atlanta, Georgia 30339-3182

(Address of Principal Executive Offices) (Zip Code)

Aaron’s, Inc. Employee Stock Purchase Plan

(Full title of the plan)

Robert W. Kamerschen

Executive Vice President, General Counsel and Corporate Secretary

Aaron’s, Inc.

400 Galleria Parkway SE, Suite 300

Atlanta, Georgia 30339-3182

(678) 402-3000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

William Calvin Smith, III

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

(404) 572-4600

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.50 per share	200,000	$40.67	$8,134,000	$1,012.68

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that may become issuable under the Aaron’s, Inc. Employee Stock Purchase Plan as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low reported market prices of the registrant’s common stock on the New York Stock Exchange on May 29, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The document(s) containing the information specified in Part I will be sent or given to the participants in the Aaron’s, Inc. Employee Stock Purchase Plan, as specified by Rule 428(b)(1). Such document(s) are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These document(s) and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Aaron’s Inc. (the “Company”) with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2017;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018;

(c)	The Company’s Current Reports on Form 8-K filed with the Commission on May 14, 2018; and

(d)	The description of the Company’s common stock, par value $0.50 per share, contained in the Registration Statement on Form 8-A filed on March 10, 1998, as amended on December 10, 2010, including any other amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement (except for the portions of any such filings that are furnished or otherwise not filed with the Commission, which are deemed not to be incorporated by reference into this Registration Statement), but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Registration Statement, to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s Amended and Restated Articles of Incorporation, as amended, provides that none of the Company’s directors will be personally liable to the Company or its shareholders for monetary damages resulting from a breach of the duty of care or any other duty owed to the Company as a director to the fullest extent permitted by Georgia law.

Article VII of the Company’s Amended and Restated Bylaws requires the Company to indemnify any person to the fullest extent permitted by law for any liability and expense resulting from any threatened, pending or completed legal action, suit or proceeding resulting from the fact that such person is or was a director or officer of the Company, including service at the Company’s request as a director, partner, officer, trustee, employee, administrator or agent of another entity.

An officer or director may only be indemnified for expenses and, other than in any action, suit or proceeding by or in the right of the Company, liabilities if he or she acted in good faith and, in the case of conduct in an official capacity, in a manner he or she reasonably believed to be in the best interest of the Company and, in all other cases (other than criminal matters), in a manner he or she reasonably believed to be not opposed to the best interest of the Company. An officer or director may only be indemnified in a criminal action, suit or proceeding if he or she had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding this requirement, any officer or director is entitled to indemnification of any expenses in connection with any action, suit or proceeding to the extent such officer or director has been wholly successful on the merits or otherwise in such action, suit or proceeding.

Article VII of the Company’s Amended and Restated Bylaws also requires the Company to indemnify any person to the fullest extent permitted by law for any expense imposed upon or incurred in connection with acting as a witness or other participant in any threatened, pending or completed legal action, suit or proceeding resulting from the fact that such person is or was a director or officer of the Company, including service at the Company’s request as a director, partner, officer, trustee, employee, administrator or agent of another entity.

The provisions of the Company’s Amended and Restated Bylaws regarding indemnification are consistent in all material respects with the laws of the State of Georgia, which authorize indemnification of corporate officers and directors.

The Company’s directors and officers are also insured against losses arising from any claim against them in connection with their service as directors and officers of the Company for wrongful acts or omissions, subject to certain limitations, and parties to indemnification agreements with the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Document

4.1	Amended and Restated Articles of Incorporation of Aaron’s, Inc., as amended (incorporated by reference to Exhibit 3(i) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 24, 2014).

4.2	Amended and Restated By-laws of Aaron’s, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 29, 2016).

4.3	Specimen of Form of Stock Certificate Representing Shares of Common Stock of the Company, par value $0.50 per share (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form 8-A/A filed with the SEC on December 10, 2010).

5.1	Opinion of King & Spalding LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of King & Spalding LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included in signature page).

99.1	Aaron’s, Inc. Employee Stock Purchase Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed on March 29, 2018).

Item 9. Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 1, 2018.

AARON’S, INC.

By:	/s/ John W. Robinson III
John W. Robinson III
Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below hereby severally and individually constitutes and appoints Steven A. Michaels, Robert P. Sinclair, Jr. and Robert W. Kamerschen, and each of them acting individually, as his or her attorneys-in-fact, each with full power of substitution for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 and any and all amendments thereto (including post-effective amendments), and any other documents in connection therewith, and to file the same with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and things requisite and necessary to be done as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated as of June 1, 2018.

Signature	Title

/s/ John W. Robinson III John W. Robinson III	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Steven A. Michaels Steven A. Michaels	Chief Financial Officer and President of Strategic Operations (Principal Financial Officer)

/s/ Robert P. Sinclair, Jr. Robert P. Sinclair, Jr.	Vice President, Corporate Controller (Principal Accounting Officer)

/s/ Kathy T. Betty Kathy T. Betty	Director

/s/ Douglas C. Curling Douglas C. Curling	Director

/s/ Cynthia N. Day Cynthia N. Day	Director

/s/ Curtis L. Doman Curtis L. Doman	Director

Signature	Title

/s/ Walter Ehmer Walter Ehmer	Director

/s/ Hubert L. Harris, Jr. Hubert L. Harris, Jr.	Director

/s/ Ray M. Robinson Ray M. Robinson	Director

/s/ Robert Yanker Robert Yanker	Director